Exhibit 99.1

            GENCORP REPORTS 2004 FOURTH QUARTER AND ANNUAL RESULTS

    SACRAMENTO, Calif., Feb. 9 /PRNewswire-FirstCall/ -- GenCorp Inc.
(NYSE: GY) today reported results for the fourth quarter and the fiscal year ended November 30, 2004.

                               2004 Highlights

    -- Aerospace & Defense 2004 sales rose 53%, both from higher sales in existing programs, as well as contributions from the Atlantic Research Corporation (ARC) acquisition in late 2003.

    -- The Company's Sacramento area property in process for development expanded in the fourth quarter by an additional 1,600 acres. Total real estate development projects now in the entitlement process exceed 5,800 acres.

    -- The under-performing GDX Automotive unit sale was completed August 31,
       2004, and in the third quarter the Company classified Aerojet Fine Chemicals (AFC) as a discontinued operation, in accordance with a corporate decision to divest that business.

    -- A major recapitalization via a series of successful debt and equity offerings and a new credit facility began in the fourth quarter and was completed in the first quarter of 2005.

    Sales from continuing operations for 2004 totaled $499 million, compared to $348 million in 2003, an increase of 43%. The increase in sales for 2004 primarily reflects contributions from the ARC acquisition, as well as other growth in the Company's Aerospace and Defense business, partially offset by lower real estate sales.

    The Company's net loss for 2004 was $398 million ($8.82 per share), compared to net income of $22 million ($0.50 per share) for 2003. The loss from continuing operations for 2004 was $86 million ($1.91 per share) compared to income of $12 million ($0.26 per share) for 2003. The decrease in earnings from continuing operations primarily reflects the impact of increases in employee retirement benefit plan expense and interest expense, a tax provision to reflect the uncertainty of realizing deferred tax benefits, given historical losses, and lower real estate income. The earnings decrease was partially offset by contributions from the propulsion business of ARC, which was acquired in October 2003.

    Sales from continuing operations for the fourth quarter 2004 were $149 million, compared to $103 million in the same 2003 period. The Company reported a fourth quarter net loss of $20 million ($0.42 per share), compared to net income of $12 million ($0.27 per share) for the 2003 period. Loss from continuing operations for the fourth quarter was $14 million ($0.30 per share) compared to income of $8 million ($0.18 per share) for the same 2003 period.

    The 2004 fourth quarter and full year period reflect both the GDX Automotive segment and Aerojet Fine Chemicals (AFC) segment as discontinued operations. The sale of GDX Automotive was completed on August 31, 2004. In addition, during the third quarter the Company made a strategic decision to divest its AFC business and focus on its Aerospace and Defense and Real Estate segments. The Company will continue to operate AFC in the ordinary course of business pending any sale.

    "GenCorp is a significantly different and stronger company than it was at this time last year. We are smaller -- with two business segments -- but the 2004 operating performance of our Aerospace and Defense segment and the milestones we achieved in executing our real estate development plans are solid indicators of the strength of the strategy we pursued in 2004," said Terry L. Hall, chairman of the Board, president and chief executive officer. "We have transformed the business portfolio and improved the capital structure of the Company, with the goal of delivering shareholder value over the long term."

    "Our Aerospace and Defense business experienced significant and impressive growth this year, reinforced by recent strategic acquisitions that expanded both our technology and our market presence," Hall continued. "Aerojet contributed significantly to several important national space and defense missions. Aerojet propulsion systems supported the spectacularly successful NASA Mars and Saturn missions, and are aboard a spacecraft launched in 2004 to Mercury. We continued to strengthen Aerojet's record of participation in all major missile defense systems. With important ongoing and new national initiatives in both defense and space exploration, we expect to capitalize on our market and technology leadership in these important markets in 2005."

    "Likewise, our Real Estate business achieved important milestones in 2004. We settled a major water dispute that should ensure an adequate water supply to serve our development projects, and we entered into a unique long-term agreement to sell the rights to mine excess aggregates from portions of our property, which will both produce income and reduce the development costs of the property. Most significantly, we increased the amount of our real estate holdings undergoing the entitlement process to approximately 5,800 acres. These actions, together with our work with state and federal authorities to advance the process toward real estate development, are bringing us closer to our long-term goal of monetizing the significant value of our real estate holdings."

    "Lastly, our recent equity and debt offerings, both in the fourth quarter of 2004 and continuing through the first quarter of 2005, have reduced debt and extended debt maturities. These actions strengthened our balance sheet and improved our financial flexibility going forward. During 2004 we faced impacts of higher corporate expense, employee retirement benefit plan expense, interest expense, and significant expense associated with the Company's balance sheet restructuring. In 2005 we will implement strategies to bring our operations into better conformity with the current size of the Company," concluded Hall.

    Operations Review
    Aerospace and Defense Segment

    Total Year
    Sales were $492 million for 2004, 53% higher than 2003 sales of $321 million. The ARC acquisition contributed $156 million of the increase. The 2004 sales growth included increased deliveries to Boeing on the F/A-22 program, volume on the Terminal High Altitude Air Defense (THAAD) program that was acquired in 2004 from Pratt & Whitney for a nominal amount, and higher sales on programs utilizing electric and liquid thrusters for orbit and attitude maintenance. These increases were partially offset by lower volume on a variety of defense and armament programs.

    Segment performance was $30 million for 2004, compared to $43 million in 2003. Excluding the impacts of employee retirement benefit plan expense and unusual items, segment performance was $57 million, compared with $45 million the prior year. The increase in segment performance reflects the impact of higher sales, mainly driven by the ARC acquisition. Segment performance, which is a non-GAAP financial measure, is defined in the footnotes to the Operating Segment Information table at the end of this release.

    Fourth Quarter
    Fourth quarter sales increased to $138 million compared to $95 million in the fourth quarter 2003. Higher sales on the Atlas(R) V and THAAD programs and the ARC acquisition contributed to the increase.

    Fourth quarter segment performance in 2004 was $7 million compared to $17 million in 2003. Excluding the impacts of employee retirement benefit plan expense and unusual items, segment performance was $13 million, compared with $19 million in the same period in 2003. In 2003, the Company benefited from favorable contract performance on space systems programs, including the Delta program.

    Aerojet continued to make advances in its NASA business during the quarter. Aerojet's engines powered the Genesis Discovery Mission. Aerojet also tested a new Mars Lander and non-toxic Reaction Control Engines. We view these milestones as highly relevant to our ability to participate in NASA's manned and robotic space exploration initiatives. In the missile defense area, Aerojet successfully tested an advanced Throttling Divert and Attitude Control System (TDACS) for interceptor applications and delivered the first THAAD flight test motor. Aerojet also began installation of production equipment at its Socorro, New Mexico facility to support manufacturing of fire suppression systems for the Ford Crown Victoria police cruiser.

    As of November 30, 2004, Aerojet's contract backlog was $879 million compared to $830 million as of November 30, 2003. Funded backlog, which includes only the amount of those contracts for which money has been directly authorized by the U.S. Congress, or for which a firm purchase order has been received by a commercial customer, was approximately $538 million as of November 30, 2004 compared to $425 million as of November 30, 2003. The increase in funded backlog primarily reflects growth and/or timing of funding on tactical solid rocket motors, missile defense and F/A-22 programs, new funding for design upgrades on the Atlas V program, and additional Crown Victoria business with Ford.

    Real Estate Segment
    Real Estate sales and segment performance for 2004 were $15 million and $12 million, respectively, compared to $32 million and $23 million, respectively, for 2003. The 2003 results included sales of several real estate assets. Results for 2004 do not include any sales of real estate assets, but do include a property usage agreement with the Sacramento Regional Transit for construction of a Light Rail station adjacent to property the Company intends to develop. The Company also finalized an agreement with Granite Construction Company for the exclusive rights to mine excess aggregates from certain portions of our Sacramento property. These two transactions occurred in the fourth quarter 2004.

    Additional Information
    Corporate and other expenses increased to $38 million in 2004 compared to $31 million in 2003. The increase is primarily due to higher Sarbanes-Oxley compliance costs, higher insurance costs, an increase in amortization of deferred financing costs, and a provision of $2 million for environmental remediation costs related to a former operating site.

    Corporate employee retirement benefit plan expense was $17 million in 2004, compared to $2 million in 2003. This change, as well as the change in segment employee retirement benefit plan expense, is primarily due to the recognition of the underperformance of the U.S. pension plan assets in prior years and a decrease in the discount rate used to determine benefit obligations.

    Interest expense increased to $35 million in 2004 from $22 million in 2003. The increase is due to higher debt levels and higher average interest rates. The additional debt includes amounts incurred in August 2003 to finance the ARC acquisition.

    Total debt of $538 million at November 30, 2003 increased to $577 million at November 30, 2004. Total debt less total cash decreased from $474 million at November 30, 2003 to $308 million as of November 30, 2004. The decrease of $166 million primarily reflects proceeds received from the sale of the GDX Automotive business and our recent equity offering, offset by increased working capital.

    In November 2004, the Company initiated the following financing transactions in order to recapitalize its balance sheet and reduce future interest costs:

    -- A public equity offering of common stock raised net cash proceeds of approximately $131 million, of which approximately $58 million (including premiums) will be used today to redeem outstanding 9 1/2% Senior Subordinated Notes.

    -- The Company issued $80 million of aggregate principal amount of 2 1/4%
       Convertible Subordinated Debentures due in 2024. The proceeds were used to repurchase $70 million in aggregate principal amount of the Company's 5 3/4% Convertible Subordinated Notes due in 2007. In the first quarter of 2005, the Company issued an additional $66 million of its 2 1/4% Convertible Subordinated Debentures, the proceeds of which were used to repurchase an additional $60 million in aggregate principal amount of the 5 3/4% Notes.

    -- In the first quarter of 2005, the Company closed a new $180 million credit facility that replaced the senior credit facility in place as of November 30, 2004. The new credit facility consists of an $80 million undrawn revolver, a $25 million term loan and a letter of credit facility of $75 million. Using cash on hand, the Company repaid, in full, $141 million of outstanding term loans that existed under the former facility.

    In 2004, the Company recorded pre-tax charges of $9 million related to the write-off of deferred financing fees and the premium associated with the repurchase of the 5 3/4% Notes. In addition, in the first quarter of 2005 the Company will record additional pre-tax charges of $19 million which includes the write-off of deferred fees associated with the former senior credit facility, redemption of the 9 1/2% Notes, and the write-off of deferred financing fees and premium associated with the repurchase of the additional 5 3/4% Notes. Together, these actions should save the Company approximately $9 million annually in interest costs, while they also extend the debt maturities.

    For 2004, the Company recorded an income tax provision consisting of $34 million primarily to reflect the uncertainty of realizing tax benefits in the future, given historical losses, offset by $5 million of benefit related primarily to research tax credit claims. The Company recorded a provision of $6 million relating to discontinued operations in the fourth quarter for foreign tax obligations. No tax benefit has been included in the charge related to the GDX Automotive business divestiture, as realization of the tax benefit in the future is uncertain.

    Shareholders' equity at November 30, 2004 was $141 million compared to shareholders' equity as of November 30, 2003 of $428 million. The decline includes losses from the continuing and discontinued operations of $433 million, resulting mostly from the sale of GDX Automotive, partially offset by $146 million of other shareholders' equity adjustments, primarily proceeds from the equity offering and stock option exercises.

    Business Outlook
    The following forward-looking statements are based on current expectations and assumptions. Actual results may differ materially. Unless otherwise specifically stated, these statements do not include the potential impact of any mergers, acquisitions, asset sales or other strategic transactions that may be completed during 2005. See "Forward-Looking Statements" below.

    We expect that Aerospace and Defense revenue growth will continue over the long-term, however, margins will be under slight pressure in the near-term due to our projected 2005 program mix. Real Estate prospects remain positive with current levels of leasing activities continuing to provide a stable income base going forward. Our primary near-term focus in this segment will be to concentrate on securing the entitlements of the 5,800 acres that are currently in process.

    We expect to incur approximately $48 million in non-cash expense from employee retirement benefit plans evenly throughout 2005.

    Forward-Looking Statements
    This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this release and in subsequent discussions with the Company's management, other than historical information, may be deemed to be forward-looking statements. These statements present (without limitation) the expectations, beliefs, plans and objectives of management and future financial performance and assumptions underlying, or judgments concerning, the matters discussed in such statements. The words "believe," "estimate," "anticipate," "project" and "expect," and similar expressions, are intended to identify forward-looking statements. Forward-looking statements involve certain risks, estimates, assumptions and uncertainties, including with respect to future sales and activity levels, cash flows, contract performance, the outcome of litigation and contingencies, environmental remediation and anticipated costs of capital. A variety of factors could cause actual results or outcomes to differ materially from those expected and expressed in the Company's forward-looking statements. Some important risk factors that could cause actual results or outcomes to differ from those expressed in the forward-looking statements include, but are not limited to, the following:

    -- the cancellation or material modification of one or more significant contracts or future reductions or changes in U.S. government spending;

    -- product failures, schedule delays or other problems with existing or new products and systems or cost-overruns on our fixed-price contracts;

    -- significant competition and our inability to adapt to rapid technological changes;

    -- failure to comply with regulations applicable to contracts with the U.S. government;

    -- environmental claims related to the Company's business and operations, including any costs the Company may incur if its petition for rehearing to the Sixth Circuit Court of Appeals regarding the affirmation by a three judge panel of the Sixth Circuit on November 22, 2004 of the judgment order in the amount of approximately $29 million entered November 21, 2002 against GenCorp in GenCorp Inc. v. Olin Corporation (U.S. District Court for the Northern District of Ohio, Eastern Division) is not granted, and the offsets to which the Company believes it is entitled are not realized;

    -- the environmental and other government regulations the Company is subject to becoming more stringent or subjecting the Company to material liability in excess of its established reserves;

    -- the release or explosion of dangerous materials used in the Company's businesses;

    -- disruptions in the supply of key raw materials and difficulties in the supplier qualification process, as well as increases in the prices of raw materials;

    -- changes in economic and other conditions in the Sacramento County, California, real estate market or changes in interest rates affecting real estate values in that market;

    -- the Company's limited experience in real estate development and the ability to execute its real estate business plan, including our ability to obtain all necessary zoning, land use and environmental approvals;

    -- the cost of servicing the Company's debt and compliance with financial and other covenants;

    -- costs and time commitment related to acquisition activities;

    -- recent changes in the Company's operating strategies, such as its recent decisions to divest the GDX Automotive and AFC businesses, which result in changes in the types or mix of business in which the Company is involved;

    -- delay in identifying a buyer and negotiating the sale of the AFC operations on terms acceptable to the Company;

    -- a strike or other work stoppage or the Company's inability to renew collective bargaining agreements on favorable terms;

    -- the loss of key employees;

    -- fluctuations in sales levels causing the Company's quarterly operating results to fluctuate;

    -- risks related to the AFC business prior to its sale, including competition in the pharmaceutical fine chemicals market, capital intensive nature of operations, lack of availability of raw materials and highly energetic and potent nature of chemical compounds used on production; and

    -- those risks detailed from time to time in the Company's SEC reports.

    This list of factors that may affect future performance and the accuracy of forward-looking statements are illustrative, but by no means exhaustive. These and other factors are described in more detail in the Company's Annual Report on Form 10-K for the year ended November 30, 2003 and its subsequent filings with the U.S. Securities and Exchange Commission. Additional risks may be described from time-to-time in future filings with the U.S. Securities and Exchange Commission. Accordingly, all forward-looking statements should be evaluated with the understanding of their inherent uncertainty. All such risk factors are difficult to predict, contain material uncertainties that may affect actual results and may be beyond the Company's control.

    About GenCorp
    GenCorp is a leading technology-based manufacturer of aerospace and defense products and systems with a real estate business segment that includes activities related to the development, sale and leasing of the Company's real estate assets. Additional information about the Company can be obtained by visiting the Company's web site at http://www.GenCorp.com .

Consolidated Statements of Income
GenCorp Inc.

                                       Three Months Ended        Year Ended
                                       ------------------    ------------------
(Dollars in millions,                  Nov 30,    Nov 30,    Nov 30,    Nov 30,
except per-share data)                  2004        2003       2004      2003
-----------------------------------    -------    -------    -------    -------
                                          (Unaudited)

Net sales                              $   149    $   103    $   499    $   348

Costs and expenses:

 Cost of products sold                     128         72        447        260
 Selling, general

  and administrative                        15         11         49         31
 Depreciation and

  amortization                               6          8         31         28
 Interest expense                           10          9         35         22
 Other income, net                          (1)        (6)       (15)        (9)
 Unusual items, net                          9          2          9          5
Income (loss) from
 continuing operations
 before income taxes                       (18)         7        (57)        11
 Income tax (benefit)

  provision                                 (4)        (1)        29         (1)
 Income (loss) from
  continuing operations                    (14)         8        (86)        12
 Income (loss) from
  discontinued
  operations,

  net of tax                                (6)         4       (312)        10
Net income (loss)                      $   (20)   $    12    $  (398)   $    22
Earnings (loss) per
 share of common stock
 basic and diluted:
 Income (loss) per share
  from continuing
  operations:                          $ (0.30)   $  0.18    $ (1.91)   $  0.26
 Income (loss) per
  share from discontinued
  operations:                            (0.12)      0.09      (6.91)      0.24
 Net income (loss)
  per share:                           $ (0.42)   $  0.27    $ (8.82)   $  0.50

 Weighted average
  shares of common

  stock outstanding                       47.2       43.7       45.1       43.3
 Weighted average
  shares of common
  stock outstanding,
  assuming dilution                       47.2       43.8       45.1       43.4

Dividends declared per

 share of common stock                 $    --    $  0.03    $  0.06    $  0.12

Operating Segment Information
GenCorp Inc.

                                       Three Months Ended        Year Ended
                                       ------------------    ------------------
                                       Nov 30,    Nov 30,    Nov 30,    Nov 30,
(Dollars in millions)                   2004        2003       2004      2003
------------------------------------   -------    -------    -------    -------
                                          (Unaudited)
Net sales:

 Aerospace and Defense                 $   138    $    95    $   492    $   321
 Real Estate                                11         12         15         32
 Intersegment sales
  elimination                               --         (4)        (8)        (5)
   Total                               $   149    $   103    $   499    $   348
Segment performance:

 Aerospace and Defense                 $    13    $    19    $    57    $    45
 Unusual items                              --         (2)        --         (5)
 Retirement benefit
  plan income (expense)                     (6)        --        (27)         3
   Aerospace and

    Defense total                            7         17         30         43
   Real Estate                               9         10         12         23
    Total                              $    16    $    27    $    42    $    66

                                       Three Months Ended        Year Ended
                                       ------------------    ------------------
                                       Nov 30,    Nov 30,    Nov 30,    Nov 30,
(Dollars in millions)                   2004        2003       2004      2003
------------------------------------   -------    -------    -------    -------
Reconciliation of
 segment performance
 to income (loss)
 from continuing
 operations before
 income taxes:

Segment performance                    $    16    $    27    $    42    $    66
 Interest expense                          (10)        (9)       (35)       (22)
 Corporate retirement
  benefit plan expense                      (3)        (2)       (17)        (2)
 Corporate unusual items                    (9)        --         (9)        --
 Corporate and
  other expenses                           (12)        (9)       (38)       (31)
Income (loss) from
 continuing operations
 before income taxes                       (18)         7        (57)        11
 Income tax (benefit)

  provision                                 (4)        (1)        29         (1)
 Income (loss) from
  continuing operations                    (14)         8        (86)        12
 Income (loss) from
  discontinued operations,
  net of tax                                (6)         4       (312)        10
Net income (loss)                      $   (20)   $    12    $  (398)   $    22

The Company evaluates its operating segments based on several factors, of which the primary financial and performance measure is segment performance. Segment performance represents net sales from continuing operations less applicable costs, expenses, and provisions for unusual items relating to operations. Segment performance excludes corporate income and expenses, provisions for unusual items not related to the operations, interest expense, and income taxes. The Company believes that segment performance provides information useful to investors in understanding its underlying operational performance. Specifically, the Company believes the exclusion of the items listed above permits evaluation and a comparison of results for ongoing business operations, and it is on this basis that management internally assesses performance.

Condensed Consolidated Balance Sheets
GenCorp Inc.

                                                            Nov 30,   Nov 30,
(Dollars in millions, except per share data)                 2004      2003
---------------------------------------------------------   -------   -------
Assets
Cash and cash equivalents                                   $    68   $    64
Restricted cash                                                  23        --
Accounts receivable, net                                         88        88
Inventories, net                                                159       142
Recoverable from U.S. government and other
 third parties for environmental remediation costs               36        37
Prepaid expenses and other                                        6        13
Assets of discontinued operations                                94       692
Total current assets                                            474     1,036

Noncurrent assets

Restricted cash                                                 178        --
Property, plant and equipment, net                              145       148
Recoverable from U.S. government and other
 third parties for environmental remediation costs              197       183
Deferred income taxes                                            --        28
Prepaid pension asset                                           278       314
Goodwill                                                        103       100
Other noncurrent assets, net                                    120       120
Total noncurrent assets                                       1,021       893
Total assets                                                $ 1,495   $ 1,929

Liabilities and shareholders' equity
Short-term borrowings and
 current portion of long-term debt                          $    23   $    52
Accounts payable                                                 55        37
Reserves for environmental remediation                           51        53
Income taxes payable                                             35        36
Current deferred income taxes                                    --         1
Other current liabilities                                       156       164
Liabilities of discontinued operations                           18       189
Total current liabilities                                       338       532

Noncurrent liabilities

Convertible subordinated notes                                  285       150
Senior subordinated notes                                       150       150
Other long-term debt, net of current portion                    119       186
Reserves for environmental remediation                          253       262
Postretirement benefits other than pensions                     149       148
Other noncurrent liabilities                                     60        73
Total noncurrent liabilities                                  1,016       969
Total liabilities                                             1,354     1,501
Total shareholders' equity                                      141       428
Total liabilities and shareholders' equity                  $ 1,495   $ 1,929

SOURCE  GenCorp Inc.

    -0-                             02/09/2005
    /CONTACT: investors, Yasmin Seyal, senior vice president and chief financial officer, +1-916-351-8585, or media, Linda Cutler, vice president, corporate communications, +1-916-351-8650, both of GenCorp Inc./
    /Web site:  http://www.gencorp.com/